Exhibit 99.1

Bank of The James Reports Strong Year-Over-Year Earnings

Growth in Fourth Quarter, Full-Year 2012 Financial Results

Financial Highlights

•	Net income in 2012 increased 255% to $2.13 million or $0.64 per fully diluted share, compared with net income in 2011 of $600,000 or $0.18 per fully diluted share.

•	Net income in fourth quarter 2012 was $747,000 or $0.22 fully diluted per share, compared with a fourth quarter 2011 net loss of $(218,000) or $(0.07) per fully diluted share.

•	The allowance for loan and lease losses (ALLL) to non-accruing loans increased to 87.22% at December 31, 2012, compared with 54.09% at December 31, 2011.

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The bank’s continued focus on improving asset quality contributed to a sharp reduction of problem loans, with non-performing assets as a percent of total assets declining to 1.95% at December 31, 2012, compared with 3.20% at December 31, 2011, while the company’s consolidated “Texas Ratio” ((NPAs + TDR):(Capital + ALLL)) improved to 25.69% at December 31, 2012, compared with 44.46% at December 31, 2011.

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The company reduced interest expense 28% in 2012 compared with 2011, reflecting a reduction in borrowings, and net interest margin improved to 4.03% at December 31, 2012, compared with 3.89% at December 31, 2011.

•	Total assets at year end 2012 were $441.38 million, compared with yearend 2011 total assets of $427.44 million.

•	Return on average assets (ROAA) increased to 0.50% in 2012, compared with 0.14% in 2011, while return on average equity (ROAE) rose to 7.76% in 2012, compared with 2.25% in 2011.

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Book value per share in fourth quarter 2012 reflected the company’s focus on asset quality improvement in 2011 and first half 2012, increasing to $8.83 in fourth quarter 2012, compared with $8.02 in fourth quarter 2011.

Lynchburg, VA., January 25, 2013 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg MSA, today announced unaudited results for the quarter and year ended December 31, 2012.

Robert R. Chapman III, President and CEO, commented: “Our 2012 earnings demonstrated the positive impact of the bank’s initiative to improve asset quality while maintaining capital levels and growing our asset base. A dramatic measurement of our progress was ROAA and ROAE in fourth quarter 2012, where ROAA was 0.69% and ROAE was 10.51% while those ratios were both in negative territory in fourth quarter 2011. We believe the sharp improvement in the bank’s Texas Ratio is also a good indicator of the bank’s greatly improved financial condition.

“We are seeing overall stability in our loan portfolio, with fewer non-accruing loans, and a much lower percentage of non-accrual loans to total loans. Throughout the year, loans more than 29 days past due were close to or below 1% of total loans. We have reduced other real estate owned (OREO) and continue to aggressively pursue opportunities to sell these assets. The real estate market has brightened considerably, which we anticipate will support continuing reduction of OREO.

“In 2013, with the bulk of our work to improve our balance sheet and asset quality behind us, we can focus the majority of our attention on the business of growing Bank of the James. We have strategic locations throughout Lynchburg and Region 2000, and opportunities to grow market share. In the past year, we added to and strengthened our commercial lending team. We have grown our commercial loan portfolio and expanded banking relationships with customers to include more deposits and treasury management. In addition, we hope to expand into retirement planning services, including 401(k) plans.

“We’re very enthusiastic about the coming year, with the bank positioned to move forward and economic conditions looking somewhat brighter than during the past few years.”

Financial Highlights and Overview

For the year ended December 31, 2012, net interest income after provision for loan losses was $13.45 million, compared with net income after provision for loan losses of $10.52 million for the year ended December 31, 2011. Interest income was $18.75 million in 2012 compared with $19.52 million in 2011, partially reflecting a slight reduction in the yield on our earning assets. The bank lowered interest expense by 28% to $3.02 million, compared with $4.19 million in 2011. During the year, the bank reduced Federal Home Loan Bank (FHLB) borrowings and reduced its interest expense accordingly. The bank also grew its base of lower-cost core deposits, including non-interest bearing demand deposit accounts generated by commercial customers. These factors contributed to an improvement in net interest margin to 4.03% in 2012, compared with 3.89% in 2011.

A sharp decline in the bank’s provision for loan losses was a primary contributor to year-over-year earnings growth, with a loss provision of $2.29 million for the year ended December 31, 2012, down 52% compared with $4.81 million for the year ended December 31, 2011.

In the fourth quarter 2012, net interest income after provision for loan losses was $3.50 million compared with net interest income after loan loss provision of $1.92 million in fourth quarter 2011. Interest income was $4.66 million compared with $4.85 million in fourth quarter 2011, while the bank reduced interest expense in fourth quarter 2012 by 26% to $651,000, compared with $877,000 in fourth quarter 2011. The company’s provision for loan losses was $513,000 in fourth quarter 2012, compared with $2.05 million in fourth quarter 2011. Its net interest margin was 4.10% which, as in the full year results, primarily reflected reduced FHLB borrowings, interest rate management and increased non-interest bearing core deposits.

“We continue to offer competitive deposit and loan rates, but a key to retaining customers and maintaining margins in this exceptionally low interest rate environment is by offering outstanding community banking service and support,” said J. Todd Scruggs, CFO. “This has also been true in our commercial banking business, where we have added loan customers who have moved deposits to the bank. We offer more modest account-related fees than many competitors and aren’t loading up fees for customers who maintain lower balances. This has an impact on non-interest income, but it helps us win and retain core deposits and broader customer relationships.”

Non-interest income, which includes fees from mortgage origination, gain on sale of securities, fees on services such as brokerage and insurance services, for the year ended December 31, 2012 was $3.62 million, compared with $3.68 million for the year ended December 31, 2011. Non-interest expense in 2012 was $14.39 million compared with $13.69 million in 2011, the increase partially reflecting growth in the commercial lending team and employee bonuses granted in lieu of salary increases.

Non-interest income in fourth quarter 2012 was $1.05 million and was also $1.05 million in fourth quarter 2011. Non-interest expense was $3.52 million in fourth quarter 2012, compared with $3.37 million in fourth quarter 2011.

The bank’s efficiency ratio was 73.08% in 2012 and 69.53% in fourth quarter 2012. Chapman explained the company’s efficiency was impacted by costs related to problem assets, managing and selling bank-owned assets, and write-downs. Other real estate owned (OREO) declined to $2.11 million at December 31, 2012, compared with $3.25 million at December 31, 2011.

“With fewer problem assets, and as we continue to sell OREO properties, we anticipate lowering our efficiency ratio in 2013. We have also made improvements and technological upgrades to drive more efficient operations, which should have a positive impact on operational costs.”

Total loans, net of allowance for loan loss and including loans held for sale, were $320.83 million at December 31, 2012 compared with $319.19 million at December 31, 2011, reflecting modest growth offset by removing non-performing loans from the portfolio in 2012. Chapman said mortgage lending was particularly strong in the last several months of 2012 and that its mortgage division had record earnings in 2012. “The regional real estate market is picking up, and the low interest rate environment continues to drive residential mortgage refinancing,” Chapman explained. “We also experienced growth in commercial lending, which will contribute to anticipated loan portfolio growth in 2013.”

Total deposits at December 31, 2012 increased 6.6% to $399.02 million, compared with $374.23 million at December 31, 2011, primarily reflecting strong deposit retention and more than 800 new demand deposit accounts opened during the year.

The ratio of non-performing loans to total loans declined to 1.95% at December 31, 2012, compared with 3.20% at December 31, 2011. The company’s allowance for loan losses to total loans was 1.70% at December 31, 2012, compared with 1.73% at December 31, 2011. Coverage for losses increased significantly, with an allowance for loan losses to non-performing loans of 87.22% at December 31, 2012, compared with 54.09% at December 31, 2011. Loan charge-offs in 2012 decreased 45% to $2.60 million, compared with $4.72 million in 2011. OREO at December 31, 2012 was $2.11 million compared with $3.25 million at December 31, 2011.

Total assets increased to $441.38 million at December 31, 2012, compared with $427.44 million at December 31, 2011. The bank remained well capitalized by accepted regulatory standards with a tier 1 leverage ratio of 8.41%, tier 1 risk-based capital ratio of 11.16%, and total risk-based capital of 12.42%.

Chapman concluded: “We greatly appreciate our shareholders’ support and confidence during a few challenging years, and we are delighted to have demonstrated increased shareholder value and greater capital strength in 2012. We also thank our employees for their diligent work to serve our customers and help increase the bank’s productivity, for the sacrifices they made to help us manage expenses, and for their active and generous participation in charitable and civic activities that have played a major role in building good will and visibility for Bank of the James in the community.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, which was ranked by Forbes magazine among the top 50 places in the United States for business and careers. The bank operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. The company will celebrate its 14th anniversary this year. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Dec 31, 2012	Three months ending Dec 31, 2011	Change	Year to date Dec 31, 2012	Year to date Dec 31, 2011	Change
Interest income	$4,659	$4,845	-3.84%	$18,753	$19,519	-3.92%
Interest expense	651	877	-25.77%	3,016	4,192	-28.05%
Net interest income	4,008	3,968	1.01%	15,737	15,327	2.68%
Provision for loan losses	513	2,050	-74.98%	2,289	4,807	-52.38%
Noninterest income	1,052	1,050	0.19%	3,618	3,680	-1.68%
Noninterest expense	3,518	3,366	4.52%	14,144	13,446	5.19%
Amortization of tax credit investment	247	247	0.00%	247	247	0.00%
Income taxes	35	(427)	-108.20%	543	(93)	-683.87%
Net income	747	(218)	-442.66%	2,132	600	255.33%
Weighted average shares outstanding	3,345,573	3,328,394	0.52%	3,343,210	3,324,915	0.55%
Basic net income per share	$0.22	$(0.07)	$0.29	$0.64	$0.18	$0.46
Fully diluted net income per share	$0.22	$(0.07)	$0.29	$0.64	$0.18	$0.46

Balance Sheet at period end:	Dec 31, 2012	Dec 31, 2011	Change	Dec 31, 2011	Dec 31, 2010	Change
Loans, net	$319,922	$18,754	0.37%	$318,754	$320,715	-0.61%
Loans held for sale	904	434	108.29%	434	—	N/A
Total securities	53,369	56,471	-5.49%	56,471	52,883	6.78%
Total deposits	399,015	374,234	6.62%	374,234	368,390	1.59%
Stockholders’ equity	29,613	26,805	10.48%	26,805	25,495	5.14%
Total assets	441,381	427,436	3.26%	427,436	418,928	2.03%
Shares outstanding	3,352,725	3,342,415	10,310	3,342,415	3,323,743	18,672
Book value per share	$8.83	$8.02	$0.81	$8.02	$7.67	$0.35

Daily averages:	Three months ending Dec 31, 2012	Three months ending Dec 31, 2011	Change	Year to date Dec 31, 2012	Year to date Dec 31, 2011	Change
Loans, net	$319,714	$316,319	1.07%	$317,198	$318,878	-0.53%
Loans held for sale	1,109	947	17.11%	1,109	409	171.15%
Total securities	51,231	59,213	-13.48%	57,353	58,516	-1.99%
Total deposits	390,340	373,834	4.42%	384,802	375,138	2.58%
Stockholders’ equity	28,189	26,947	4.61%	27,474	26,657	3.06%
Interest earning assets	390,849	391,588	-0.19%	392,855	394,374	-0.39%
Interest bearing liabilities	336,040	345,023	-2.60%	341,846	349,747	-2.26%
Total assets	430,578	427,373	0.75%	429,897	427,513	0.56%

Financial Ratios:	Three months ending Dec 31, 2012	Three months ending Dec 31, 2011	Change	Year to date Dec 31, 2012	Year to date Dec 31, 2011	Change
Return on average assets	0.69%	-0.20%	0.89	0.50%	0.14%	0.36
Return on average equity	10.51%	-3.21%	13.72	7.76%	2.25%	5.51
Net interest margin	4.10%	4.03%	0.07	4.03%	3.89%	0.14
Efficiency ratio	69.53%	67.08%	2.45	73.08%	70.74%	2.34
Average equity to average assets	6.55%	6.31%	0.24	6.39%	6.24%	0.16

Allowance for loan losses:	Three months ending Dec 31, 2012	Three months ending Dec 31, 2011	Change	Year to date Dec 31, 2012	Year to date Dec 31, 2011	Change
Beginning balance	$5,693	$5,461	4.25%	$5,612	$5,467	2.65%
Provision for losses	513	2,050	-74.98%	2,289	4,807	-52.38%
Charge-offs	(749)	(1,920)	-60.99%	(2,599)	(4,716)	-44.89%
Recoveries	78	21	271.43%	233	54	331.48%
Ending balance	5,535	5,612	-1.37%	5,535	5,612	-1.37%

Nonperforming assets:	Dec 31, 2012	Dec 31, 2011	Change	Dec 31, 2011	Dec 31, 2010	Change
Total nonperforming loans	$6,346	$10,376	-38.84%	$10,376	$8,366	24.03%
Other real estate owned	2,112	3,253	-35.08%	3,253	3,440	-5.44%
Total nonperforming assets	8,458	13,629	-37.94%	13,629	11,806	15.44%
Troubled debt restructurings - (performing portion)	572	783	-26.95%	783	4,987	-84.30%

Asset quality ratios:	Dec 31, 2012	Dec 31, 2011	Change	Dec 31, 2011	Dec 31, 2010	Change
Nonperforming loans to total loans	1.95%	3.20%	(1.25)	3.20%	2.56%	0.63
Allowance for loan losses to total loans	1.70%	1.73%	(0.03)	1.73%	1.68%	0.05
Allowance for loan losses to nonperforming loans	87.22%	54.09%	33.13	54.09%	65.35%	(11.26)

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